UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 28, 2005

                                 Xenomics, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Florida                                               04-3721895
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   (State or other jurisdiction                                 IRS Employer
of incorporation or organization)                            Identification No.)

                        420 Lexington Avenue, Suite 1701
                            New York, New York 10170
                     ---------------------------------------
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (212) 297-0808


          ------------------------------------------------------------
          (Former name or former address, if changed since last report)


         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         [ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

         The information required to be disclosed in this Item 1.01 is incorporated herein by reference from Item 3.02.


Item 3.02 Unregistered Sales of Equity Securities.

         On January 28, 2005, the Company closed a private placement of 1,470,718 shares of common stock and 367,681 warrants to certain investors (the "Investors"). The securities were sold as a unit (the "Units") at a price of $1.95 per Unit for aggregate proceeds of approximately $2.9 million. Each Unit consisted of one share of common stock and a warrant to purchase one quarter share of common stock. The warrants are immediately exercisable at $2.95 per share and are exercisable at any time within five years from the date of issuance. The Company paid an aggregate $193,438 and issued an aggregate 123,659 warrants to purchase common stock to various selling agents. In addition, the Company issued an aggregate 24,461 shares of common stock to certain of such selling agents, in lieu of cash. The warrants are immediately exercisable at $2.15 per share and will expire five years after issuance.

         In connection with the offer and sale of securities to the Investors and the selling agents, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 promulgated thereunder. The Company believes that the Investors and the selling agents are "accredited investors", as such term is defined in Rule 501(a) promulgated under the Securities Act.

         The Company also entered into a Registration Rights Agreement, dated as of January 28, 2005 (the "Registration Rights Agreement"), with the Investors pursuant to which the Company has agreed to file, within 120 days after the closing, a registration statement covering the resale of the shares of common stock sold to the Investors and the shares of common stock issuable upon exercise of the Warrants issued to the Investors.

         Copies of the form of Warrant issued to the Investors and the Registration Rights Agreement are filed herewith as Exhibits 4.1 and 10.1, respectively, and are incorporated herein by reference.

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

Item 4.01 Changes in Registrant's Certifying Accountant

         On January 28, 2005, Baum & Company, PA resigned as the principal registered independent public accounting firm of Xenomics, Inc. From January 11, 2003, the date of their appointment, to January 28, 2005, the date of their resignation, (i) the reports of Baum & Company, PA on the Company's financial statements as of and for the year ended January 31, 2004 and for the period commencing April 26, 2002 (date of inception) to January 31, 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles and (ii) there were no disagreements with Baum & Company, PA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Baum & Company, PA would have caused them to make reference thereto in their reports on the financial statements for such years.

         The Company provided Baum & Company, PA with a copy of this Current Report on Form 8-K on February 1, 2005, prior to its filing with the SEC, and requested that they furnish the Company with a letter addressed to the SEC stating whether they agree with the statements made in this Current Report on Form 8-K, and if not, stating the aspects with which they do not agree. A copy of the letter provided by Baum & Company, PA, dated February 3, 2005, is attached to this Form 8-K as Exhibit 16.1.

         On January 28, 2005, the Company engaged Lazar Levine & Felix LLP ("LLF") as its principal independent registered public accounting firm. The Company's audit committee has approved the appointment of LLF as the Company's new principal independent registered public accounting firm.

         Prior to engaging LLF the Company did not consult with them regarding either:

         1. the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered in the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that LLF concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

         2. any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B

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

Item 9.01 Financial Statements and Exhibits

         (c) Exhibits.

                  4.1 Form of Warrant to purchase shares of Common Stock issued in connection with the sale of the Common Stock

                  10.1 Form of Registration Rights Agreement, dated as of January 28, 2005 by and among the Registrant and the purchasers set forth on the signature page thereto.

                  16.1 Letter from Baum & Company, PA Re: Change in Certifying Accountant.

                  99.1     Press Release dated February 3, 2005.



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: February 3, 2005                       XENOMICS, INC.



                                              By: /s/ V. Randy White
                                                 ---------------------------
                                                 V. Randy White, Ph.D.
                                                 Chief Executive Officer

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